UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 19, 2017

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employment Agreement

On June 19, 2017, MVB Financial Corp. (the “Company”) and MVB Bank, Inc. (the “Bank”) entered into a Third Addendum to Employment Agreement (the “Third Addendum”) and Fourth Addendum to Employment Agreement (the “Fourth Addendum” and, together with the Third Addendum, collectively referred to as “Addendums”) with H. Edward Dean, III (“Dean”). The Addendums further modify the Employment Agreement, effective December 20, 2012 (the “Employment Agreement”), among the Company, the Bank and Dean, pursuant to which Dean serves as the Chief Executive Officer of Potomac Mortgage Group, Inc., doing business as MVB Mortgage (“MVB Mortgage”).

The Third Addendum, which is effective as of June 1, 2017, (i) eliminated the ability of Dean to receive any compensation commission related to loan origination or loan-related commissions as previously described in Section 3(b) and Exhibit A of the Employment Agreement, (ii) modified the earn-out provisions set forth in Section 3(d)(iv) of the Employment Agreement to offset any amounts that may be received by Dean pursuant to this section for the period commencing on January 1, 2017 through December 31, 2017, by all loan-related commissions received from January 1 through May 31, 2017, and (iii) made certain modifications with respect to the definition of “Good Reason” set forth in section 5(b)(v).

The Fourth Addendum, which is effective as of June 15, 2017, (i) extended Dean’s term of employment through December 31, 2020, at which time employment shall cease unless otherwise agreed by the Company, the Bank and Dean, (ii) set Deans base compensation at an annual rate of $575,000, effective January 1, 2018, (iii) provides that, beginning January 1, 2018, Dean shall receive a monthly cash payment equal to 9% of MVB Mortgage’s pre-tax income, (iv) deleted, effective January 1, 2018, Section 3(d) of the Employment Agreement such that Dean shall no longer be entitled to the earnout payments described in Section 3(d) of Employment Agreement, (v) provides that Dean shall be issued in the future 100,000 stock options in the Company, vesting in four equal installments on each December 31st from 2017 through 2020 and (vi) allows for Dean’s participation in the SERP (as defined and discussed below).

SERP

On June 19, 2017, the Company and MVB Mortgage approved a Supplemental Executive Retirement Plan (“SERP”), pursuant to which Dean is entitled to receive certain supplemental nonqualified retirement benefits. The SERP shall take effect on December 31, 2017 (the “Effective Date”).

Under the SERP, if Dean completes three years of continuous employment with MVB Mortgage prior to his retirement date (which shall be no earlier than the date he attains age 55), he will, upon retirement, be entitled to received $1.8 million (the “Retirement Benefit”), payable in 180 equal consecutive monthly installments of $10,000. In the event Dean is deceased prior to his retirement, the Retirement Benefit will fully vest and shall be payable to Dean’s beneficiary. Should become deceased after his retirement, the remaining balance of the Retirement Benefit will fully vest and become payable to Dean’s beneficiary. If Dean is terminated without Cause or due to Disability, or if Dean terminates his employment for Good Reason (as each such term is defined in the SERP), the Retirement Benefit shall immediately vest. If Dean is terminated for Cause, he will not be entitled to the Retirement Benefit.

Pursuant to the SERP, Dean also entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement, containing non-solicitation and non-competition covenants throughout the 24-month period following his employment termination.

The Company intends to file the Third Addendum, Fourth Addendum and SERP as exhibits to its next regularly scheduled quarterly report on Form 10-Q to be filed with the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By	/s/ Donald T. Robinson
Donald T. Robinson Executive Vice President and Chief Financial Officer
Date:  June 23, 2017